Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Releases

Second Quarter 2014 Results

New York, NY (August 13, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) today announced its financial results for the quarter ended June 30, 2014.

Management Commentary

“With the completion of our IPO, we have been able to expand our asset base significantly with what we believe to be accretive transactions both from an AFFO and NAV point of view. Our second quarter AFFO reflects the earnings of the contributed and acquired assets for the partial periods in which they are owned,” said Ramin Kamfar, the company’s Chairman and CEO. “We expect AFFO to continue to grow significantly in Q3 and Q4 as those results will reflect the complete investment of the funds we raised at our IPO.”

“BRG had a strong second quarter operationally, with significant increases in portfolio occupancy, same store net operating income and significantly better-than-projected lease-up velocity and rents at our development property in Nashville. We expect that we will continue to unlock value in our existing portfolio and capitalize on strong employment and population trends in our target markets,” he added.

Highlights for the Second Quarter 2014 and Subsequent Events

▪	On April 2, 2014, the Company completed an initial public offering, or the “IPO,” of approximately 3.4 million shares of Class A common stock at a public offering price of $14.50 per share for total gross proceeds of $50.0 million and listed the Class A common stock on the NYSE MKT exchange for trading.

▪	Subsequent to the IPO, the Company closed on all five of its previously identified contribution transactions for a total of $152.3 million in asset value and 1,726 units.

▪	Same store NOI increased 7.6% as compared to the second quarter of the prior year.

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▪	Same store Operating Margin increased to 61.4% as compared to 56.5% in the first quarter of this year.

▪	As of June 30, 2014, our portfolio occupancy was 95% compared to 93% as of March 31, 2014, an increase of 200 basis points.

▪	In May, the Company closed on the purchase of Lansbrook Village, located in Tampa, Florida for a purchase price of $58.6 million.

▪	Subsequent to the closing of the quarter, in July, the Company also made a preferred equity investment in two development projects. These investments are structured to provide us with a 15% current return on our investment, with an option to convert into partial ownership of the underlying asset upon stabilization.

o	A 340-unit, $82 million Class A development property to be known as Alexan CityCentre located in the heart of Houston’s Energy Corridor, in partnership with Trammell Crow as our development partner. The Company is projecting a stabilized return on cost for the development of 7.0%.

o	A 296-unit, $36.8 million Class A development property, located in a master-planned, Publix-anchored retail development in close proximity to the University of Central Florida and Central Florida Research Park. The Company is projecting a stabilized return on cost for the development of 7.5%.

▪	The Company’s development project in Nashville, 23Hundred@BerryHill achieved lease up significantly ahead of budget in terms of time and leasing rates. The property is 96.0% occupied as of August 11, 2014, versus 37% at March 31, 2014 and is achieving market rents 19% higher than pro forma for a stabilized return on cost of 8.5% (vs. market cap rates of 5.0% for comparable product in the Nashville market).

▪	Cash general and administrative expenses as a percentage of revenue declined from 16.7% to 7.8% due to the increase in our asset base, and more favorable terms of our new management agreement. The Company expects its general and administrative expenses as a percentage of revenue to continue to decline as it continues to grow its asset base.

▪	Adjusted funds from operations (“AFFO”) improved significantly to $0.13 per share for the quarter ended June 30, 2014 from ($0.48) per share for the prior year quarter. The Company estimates this figure was impacted by a drag of $0.12 per share in the quarter due to the timing of the closing of the assets identified to be purchased with proceeds from the IPO.

▪	The Company declared monthly dividends for the third quarter of 2014 equal to a quarterly rate of $0.29 per share on the Company's Classes A and B common stock. This equates to an 8.8% annualized yield based on the closing price of $13.18 for the Class A common stock as of June 30, 2014.

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Management Team Additions

The Company announced the hiring of Larry Kaufman as head of Asset Management at BRG Manager, LLC, the Company’s Manager. Mr. Kaufman has over 20 years’ experience in institutional real estate asset management. Earlier in his career, Mr. Kaufman was Vice President and Asset Manager with global private equity real estate firm AREA Property Partners, where he shared oversight responsibility for a $1 billion portfolio of multi-family assets totaling over 10,000 units located in the U.S. Northeast, Mid-Atlantic, and Western regions. Mr. Kaufman holds an MBA from New York University’s Leonard Stern School of Business and a BA in Economics and Political Science from Washington University in St. Louis. “We are excited to have Mr. Kaufman join us in conjunction with our growing asset base,’ Mr. Kamfar added. ‘In this role he will be focused on driving operational results relative to our investment goals.”

Financial Results Second Quarter 2014

Net loss attributable to common stockholders for the second quarter of 2014 improved to ($0.79) per basic and diluted share, as compared to ($1.16) per basic and diluted share, in the prior year period. The net loss for the 2014 second quarter of $4.5 million was primarily the result of $3.1 million in acquisition costs as a result of the acquisition of five additional properties during the quarter, and $3.8 million in depreciation and amortization.

Adjusted Funds from Operations, or AFFO for the second quarter of 2014 was $0.7 million, or $0.13 per diluted share, as compared to a deficit of ($0.5) million, or ($0.48) per diluted share as compared to the prior year period. The Company estimates this figure was impacted by a drag of $0.12 per share in the quarter due to the timing of the closing of the assets identified to be purchased with proceeds of the IPO. The increase in AFFO from the prior year period is driven by the addition of five properties during the second quarter of 2014 and a reduction of cash general and administrative expenses as a percentage of revenue from 16.7% to 7.8% due to the increase in our asset base, and more favorable terms of our new management agreement, which began on April 2, 2014, the date of our initial public offering. The Company expects its general and administrative expenses as a percentage of revenue to continue to decline as it continues to grow its asset base.

Portfolio Performance

Same store NOI for the second quarter of 2014 was $2.30 million as compared to $2.14 million in the same period in the prior year. Same store NOI increased 7.6% as compared to the second quarter of the prior year, driven primarily by a 2.7% increase in revenue and a 4.2% decrease in expenses. The increase in same store revenue was primarily attributable to a 2.6% increase in average rent per month and the acquisition of 22 additional units at our Enders property, balanced by a 1.7% decrease in average occupancy primarily due to underperformance at our Springhouse property as a result of defense spending related market weakness in Newport News, Virginia. The decrease in same store expenses was primarily attributable to decreases in repairs and maintenance costs.

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On a sequential quarter basis, second quarter 2014 same store NOI increased 13.2% compared to the first quarter 2014 as a result of a 4.3% increase in revenue and a 7.3% decrease in expenses. Nearly 50% of the increase in revenue is attributable to the acquisition of 22 additional units at Enders, and the remaining increase resulted from a 1.6% increase in average rent per month and a 120 basis point increase in average occupancy. The decrease in same store expenses was primarily attributable to decreases in utility expenses and repairs and maintenance costs.

Portfolio Summary and Transaction Activity

The following is a summary of our investments as of June 30, 2014:

Community	Acquired	Built/Renovated	Units	Ownership Interest	Occupancy

Springhouse at Newport News	12/3/2009	1985	432	75.0%	91%
The Estates at Perimeter/Augusta	9/1/2010	2007	240	25.0%	92%
Enders Place at Baldwin Park(1)	10/2/2012	2003	220	48.4%	96%
MDA Apartments	12/17/2012	1929/2006	190	35.3%	97%
Village Green of Ann Arbor	4/2/2014	1989-1992/2013	520	48.6%	97%
Grove at Waterford	4/2/2014	2010	252	60.0%	97%
North Park Towers	4/3/2014	1967/2000	313	100.0%	96%
Villas at Oak Crest	4/2/2014	1985,1999	209	67.2%	99%
Lansbrook Village	5/23/2014	1998-2004	576	76.8%	92%
23Hundred@BerryHill(2)	10/18/2012	2013-2014	266	25.1%	-
Total(3)			2,952		95%

(1) Includes an additional 22 units acquired in April 2014.

(2) The Berry Hill property was in development at June 30, 2014 and was 80% occupied. As of August 11, 2014, the property was 96% occupied.

(3) Excludes 23Hundred@BerryHill.

The following is a summary of acquisitions during the second quarter of 2014:

Acquisition of Grove at Waterford: On April 2, 2014, the Company acquired a 60.0% controlling, indirect equity interest in a 252-unit multifamily property located in Hendersonville, Tennessee, for a purchase price of $29.8 million. The property is encumbered by a $20.1 million mortgage loan.

Acquisition of Villas at Oak Crest: On April 2, 2014, the Company acquired a 67.2% indirect preferred equity interest in a 209-unit multifamily property located in Chattanooga, Tennessee based on a property value of $16.7 million. The property is encumbered by an approximate $12.4 million mortgage loan.

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Acquisition of Village Green of Ann Arbor: On April 2, 2014, the Company acquired a 48.6% controlling, indirect equity interest in a 520-unit multifamily property located in Ann Arbor, Michigan for a purchase price of $57.7 million. The property is encumbered by an approximate $43.2 million mortgage loan.

Acquisition of Springhouse at Newport News: On April 2, 2014, the Company acquired an additional indirect equity interest of 36.75% in a 432-unit multifamily property located in Newport News, Virginia, based on a property value of $32.5 million. The property is encumbered by an approximate $22.7 million mortgage loan.

Acquisition of North Park Towers: On April 3, 2014, the Company acquired a 313-unit multifamily property located in Southfield, Michigan for $15.6 million, net of the assumed mortgage indebtedness of approximately $11.5 million.

Acquisition of Lansbrook Village: On May 23, 2014, the Company acquired a 76.8% controlling, indirect interest in the property with purchase price of $58.6 million for $14.2 million in cash. Lansbrook is Class A condominium community located in Tampa, Florida in which we own 579 units of the 774-unit community. We purchased Lansbrook as a 'fractured condominium' and at a significant discount to replacement cost. At the completion of its business plan, including the purchase of additional units, the Company expects the property to attain an 8.4% return on cost, versus what we believe to be market cap rates between 5.0% to 5.5% for comparable properties in the market.

The following is a summary of acquisitions after the close of the second quarter 2014:

Investment in Alexan CityCentre: On July 1, 2014, the Company made $4.8 million of a $6,6 million convertible preferred equity investment, to develop a 340-unit class A, multifamily community located in Houston, Texas, to be known as Alexan CityCentre. Total development costs of the community are projected to be $81.8 million. Our underwriting projects a return on cost for the project of over 7.0% at stabilization, versus what we believe to be market cap rates for similar types of assets of 4.0% to 4.5%.

Investment in UCF: On July 29, 2014, the Company made a $3.6 million convertible preferred equity investment in a multi-tiered joint venture to develop a 296-unit Class A multifamily community located in Orlando, Florida, in close proximity to the University of Central Florida and Central Florida Research Park, and will be a featured component of a master-planned, Publix-anchored retail development known as Town Park. Total development costs are projected to be $36.8 million. Our underwriting projects a return on cost of over 7.5% at stabilization, versus what we believe to be market cap rates for similar types of assets of 5.0% to 5.5%. .

Dividend Details

On July 10, 2014, the Company's Board of Directors declared monthly dividends for the third quarter of 2014 equal to a quarterly rate of $0.29 per share on the Company’s Class A common stock and $0.29 per share on the Company’s Class B common stock, payable to stockholders of record as of July 25, 2014, August 25, 2014 and September 25, 2014, which will be paid in cash on August 5, 2014, September 5, 2014 and October 5, 2014, respectively. Holders of OP and LTIP units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of the Company's Class A common stock.

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The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096667 per share for the dividend paid to stockholders of record as of July 25, 2014, $0.096667 per share for the dividend paid to stockholders of record as of August 25, 2014, and $0.096666 per share for the dividend paid to stockholders of record as of September 25, 2014.

Conference Call

All interested parties can listen to the live conference call webcast at 10:00 AM ET on Thursday, August 14, 2014 by dialing 877.270.2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until Friday, August 21, 2014 at http://services.choruscall.com/links/blue140814.htm, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10051093.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes. Please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based on the Company’s present expectations, but these statements are not guaranteed to occur, including claims relative to the Company’s pipeline, the Company’s dividends, the fee structure under the Management Agreement, the Company’s future performance, management’s commentary relating to future income and portfolio growth and operating results, dividend coverage and future acquisitions. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.  Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and other discussions of risk factors as detailed in subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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